Exhibit 99.2

CONSENT OF PERSON DESIGNATED
TO SERVE ON THE BOARD OF DIRECTORS OF
UNITED BANKSHARES, INC.

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named in the proxy statement-prospectus constituting part of United Bankshares, Inc.’s Registration Statement on Form S-4 as a person to become a director of United Bankshares, Inc.

/s/ James G. Tardiff

James G. Tardiff

Dated: July 7, 2003